UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2013

Analog Devices, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts	1-7819	04-2348234
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Technology Way, Norwood, MA	02062
(Address of principal executive offices)	(Zip Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Accounting Officer

On May 6, 2013, the Board of Directors of Analog Devices appointed Eileen Wynne to the position of Vice President, Corporate Controller and Chief Accounting Officer, and designated Ms. Wynne as the Company’s principal accounting officer. Ms. Wynne, 47, joined Analog Devices in 1999 and has been our Corporate Controller since 2011, managing our worldwide accounting and transaction processing, internal control, management planning and reporting, internal audit and Securities and Exchange Commission reporting functions. Prior to becoming Corporate Controller, Ms. Wynne served as our Assistant Corporate Controller from 2004 to 2011 and as our External Reporting Manager from 1999 to 2004. Ms. Wynne is a licensed Certified Public Accountant. There are no reportable family relationships or related person transactions involving Analog Devices and Ms. Wynne.

In connection with her appointment, Analog Devices and Ms. Wynne have entered into our standard Employment Retention Agreement for executive officers, and our standard Indemnification Agreement for executive officers, both previously filed.

Ms. Wynne succeeds Seamus Brennan as Chief Accounting Officer, who in April 2012 announced his intention to retire from the Company. Mr. Brennan has agreed to continue his employment with the Company on a part-time basis for a transitional period through January 5, 2014.

A copy of the press release announcing Ms. Wynne’s appointment is filed with this Report as Exhibit 99.1.

Item 9.01.      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 8, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 8, 2013	ANALOG DEVICES, INC.
	By:	/s/ David A. Zinsner
David A. Zinsner
Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 8, 2013